EXHIBIT (a)(1)(H)

SPACEHAB, Incorporated

Offer to Exchange

in Respect of Common Stock and Series C Convertible Preferred Stock

for

Any and All Outstanding 5.5% Senior Convertible Notes due 2010

($52,944,000 in principal amount outstanding)

and

Solicitation of Consents to Proposed Amendments to the

Indenture Governing the 5.5% Senior Convertible Notes due 2010

THE TIME THAT THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE WILL BE 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 1, 2007, UNLESS EXTENDED (THE “EXPIRATION DATE”). YOU MAY WITHDRAW YOUR TENDER AND CONSENT AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

August 31, 2007

To Our Clients:

SPACEHAB, Incorporated, a Washington corporation (the “Company”), is offering to exchange (the “Exchange Offer”) any and all of its outstanding 5.5% Senior Convertible Notes due 2010 (the “Senior Notes”), on the terms and subject to the conditions set forth in its offering memorandum dated as of August 31, 2007 (the “Offering Memorandum”).

The Company is also soliciting consents to amend the related indenture. A holder validly tendering Senior Notes pursuant to the Exchange Offer prior to the Expiration Date will, by tendering those Senior Notes, be consenting to the proposed amendments to the indenture. A holder may not consent to the amendments to the indenture without tendering its Senior Notes pursuant to the Exchange Offer and may not revoke its consent without withdrawing from the Exchange Offer the previously tendered Senior Notes to which that consent relates. Once the supplemental indenture with respect to the proposed amendments has been executed, there will be no way to revoke a consent. If the proposed amendments with respect to the indenture become effective, each holder will be subject to the indenture, as amended, whether or not such holder consented to the proposed amendments.

This material is being forwarded to you as the beneficial owner of Senior Notes held by us for your account but not registered in your name. A tender of those Senior Notes may be made only by us as the registered holder and only pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender and deliver consents with respect to the Senior Notes held by us for your account. If you wish to have us do so, please so instruct us by completing, executing and returning to us the instruction form that appears below or by contacting your account executive.

Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Senior Notes on your behalf in accordance with the provisions of the Offering Memorandum. You must tender your Senior Notes prior to the Expiration Date (5:00 p.m., New York City time, on October 1, 2007, unless extended). Senior Notes tendered may be withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date.

CUSIP No. 846243AD5

To: My Broker, Account Executive, Trust Company or Other Nominee:

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to SPACEHAB, Incorporated’s Offering Memorandum with respect to its 5.5% Senior Convertible Notes due 2010 (CUSIP No. 846243AD5).

This will instruct you to tender the principal amount of Senior Notes indicated below held by you for the account of the undersigned (and to deliver a corresponding consent) pursuant to the terms and conditions set forth in the Offering Memorandum, dated August 31, 2007.

Principal Amount Held for Account of Holder(s)	Principal Amount to be Tendered and as to which Consents are to be Given*

*  Unless otherwise indicated, the entire principal amount indicated in the box entitled “Principal Amount Held for Account of Holder(s)” will be tendered. The principal amount tendered must be $1,000 or an integral multiple thereof. All tenders made before the Expiration Date will also constitute a consent for the proposed amendments to the Indenture.

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Signature(s) Please print name(s) Address Area Code and Telephone No. Tax Identification or Social Security No. My Account Number with You Date

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